Filed pursuant to 424(b)(3)
Registration #333-103799

SUPPLEMENT NO. 38
DATED OCTOBER 22, 2004
TO THE PROSPECTUS DATED SEPTEMBER 15, 2003
OF INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

We are providing this Supplement No. 38 to you in order to supplement our prospectus. This supplement updates information in the "Management", Real Property Investments" and "Plan of Distribution" sections of our prospectus. This Supplement No. 38 supplements, modifies or supersedes certain information contained in our prospectus, Supplement No. 37 dated October 13, 2004, (Supplement No. 37 superseded certain information contained in our prospectus and prior supplements dated between October 23, 2003 and October 13, 2004), and must be read in conjunction with our prospectus.

Management

The discussion under this section which starts on page 77 of our prospectus is further modified by the following:

Inland Western Management Corp. and Inland Management Corp. have merged and the surviving entity is Inland Southwest Management LLC. Inland Northwest Management Corp. has been renamed as Inland US Property Management LLC, which is the surviving entity. Inland Pacific Management Corp has merged with Inland Pacific Management LLC, which is the surviving entity. As a result of the reorganizations, none of property management personnel or terms of management agreements have changed. These companies continue to provide the property management services to us under our property management agreements.

Real Property Investments

The discussion under this section, which starts on page 98 of our prospectus, is modified and supplemented by the following information regarding properties we have acquired or intend to acquire.

Lake Mary Pointe, Orlando, Florida

On October 21, 2004, we purchased an existing shopping center known as Lake Mary Pointe, containing 51,052 gross leasable square feet. The center is located at U.S. 17-92 and Weldon Boulevard, in Orlando, Florida.

We purchased this property from an unaffiliated third party. Our total acquisition cost was approximately $6,650,000. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost was approximately $130 per square foot of leasable space.

We purchased this property with our own funds. However, we expect to place financing on the property at a later date.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

One tenant, Publix, leases more than 10% of the total gross leasable area of the property. The lease with this tenant requires the tenant to pay base annual rent on a monthly basis as follows:
Lessee	Approximate GLA Leased (Sq. Ft.)	% of Total GLA	Base Rent Per Square Foot Per Annum ($)	Lease Term
				Beginning	To

Publix	37,866	74	8.60	12/99	12/19

For federal income tax purposes, the depreciable basis in this property will be approximately $4,987,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

Lake Mary Pointe was built in 1999. As of October 1, 2004, this property was 96% occupied, with a total 48,952 square feet leased to nine tenants. The following table sets forth certain information with respect to those leases:
Lessee	Approximate GLA Leased (Sq. Ft.)	Lease Ends	Current Annual Rent ($)	Base Rent Per Square Foot Per Annum ($)

GNC	1,050	12/04	21,525	20.50
Hair Cuttery	1,050	02/05	23,929	22.13
Avenue Nails	1,043	08/05	25,623	24.57
Pak Mail Center	1,050	09/05	23,521	22.40
Vivonia's Italian Pizzeria	3,750	09/06	84,365	22.50
White Swan Cleaners	1,050	02/09	16,800	16.00
Subway	1,050	02/09	17,063	16.25
China Cook	1,043	07/11	20,516	19.67
Publix	37,866	12/19	325,648	8.60

In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Azalea Square Shopping Center, Summerville, South Carolina

On October 19, 2004, we purchased a portion of a shopping center known as Azalea Square Shopping Center, containing 395,738 gross leasable square feet (which includes one ground lease space). We purchased 181,942 square feet of that shopping center including the ground lease space. The center is located at U.S. 17-A and Interstate 26 in Summerville, South Carolina.

We purchased this property from an unaffiliated third party. Our total acquisition cost was approximately $30,012,500. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost was approximately $165 per square foot of leasable space.

We purchased this property with our own funds. However, we expect to place financing on the property at a later date.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

Five tenants, T.J. Maxx, Linens 'N Things, Ross Stores, Cost Plus World Market and PETsMART, each leases more than 10% of the total gross leasable area of the portion of the property we purchased. The leases with these tenants require the tenants to pay base annual rent on a monthly basis as follows:
	Approximate GLA Leased	% of Total	Base Rent Per Square Foot	Lease	Term
Lessee	(Sq. Ft.)	GLA	Per annum ($)	Beginning	To

T.J. Maxx	30,000	16	7.75	07/03	07/13

Linens 'N Things	25,395	14	10.75	09/03	01/14

Ross Stores	30,187	17	9.50	06/03	01/14

Cost Plus World Market	18,300	10	12.50	09/04	01/15

PETsMART	19,107	11	11.00	08/04	01/20

For federal income tax purposes, the depreciable basis in this property will be approximately $22,509,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

Azalea Square is newly constructed in 2003 and 2004. As of October 1, 2004, the property was 97% leased, with a total of 177,042 square feet leased to 19 tenants and one ground lease tenant. The following table sets forth certain information with respect to those leases:
	Approximate GLA Leased	Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)

Dress Barn	8,050	09/08	120,750	15.00
Artisan Jewelers	2,400	10/08	57,600	24.00
EB Games	1,600	10/08	36,800	23.00
S&K Menswear	3,603	10/08	64,854	18.00
Sport Clips	1,200	11/08	25,200	21.00
Phone Smart	1,800	12/08	37,800	21.00
Lee Spa Nails	1,500	04/09	36,000	24.00
McAlisters Deli	3,600	06/09	75,600	21.00
Marble Slab Creamery	1,200	06/09	26,400	22.00
American Mattress	2,800	08/09	64,400	23.00
Rococo Bakery	1,500	10/09	27,744	18.50
Hibbett Sporting Goods	5,000	01/10	70,000	14.00
T.J. Maxx	30,000	07/13	232,500	7.75
Pier 1 Imports	10,800	08/13	167,400	15.50
Ross Stores	30,187	01/14	286,776	9.50
Linens 'N Things	25,395	01/14	272,996	10.75
Shoe Carnival	9,000	03/14	112,500	12.50
Cost Plus World Market	18,300	01/15	228,750	12.50
PETsMART	19,107	01/20	210,177	11.00
Logans (Ground Lease)	*	11/23	65,000	N/A

* To be determined

In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Denton Crossing, Denton, Texas

On October 18, 2004, we purchased the completed portion of a shopping center in progress of construction which is known as Denton Crossing. We purchased 272,722 gross leasable square feet which had been completed out of approximately 329,663 gross leasable square feet. The remaining shopping center will be completed in stages over the next two years. The center is located at 1800 S. Loop 288 in Denton, Texas.

We purchased this property from an unaffiliated third party. Our total acquisition cost for this portion was approximately $51,237,000 with a remaining $12,763,000 under contract for completion. These amounts may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost for the portion we purchased was approximately $188 per square foot of leasable space and upon completion, will be $194 per square foot of leasable space.

We purchased this portion of the shopping center with our own funds. However, we expect to place financing on the portion we purchased at a later date.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

One tenant, Oshman's Sporting Goods, leases more than 10% of the total gross leasable area of the portion we purchased. The lease with this tenant requires the tenant to pay base annual rent on a monthly basis as follows:
			Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To
Oshman's Sporting Goods	50,000	18	10.00	11/03	01/14

Best Buy	30,571	11	11.78	10/03	01/15

Bed, Bath & Beyond	24,000	9	9.75	10/03	01/14

T.J. Maxx	28,000	10	9.25	09/03	09/13

For federal income tax purposes, the depreciable basis in this portion of the property is approximately $38,428,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

Denton Crossing commenced construction in 2003 and we believe will be completed within the next two years. As of October 1, 2004, the portion of the shopping center we purchased was 96% leased with a total 261,463 square feet leased to 28 tenants. The following table sets forth certain information with respect to those leases:
	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)

Dress Barn	8,000	12/08	120,000	15.00
Lane Bryant	5,000	10/08	95,000	19.00
Chipolte Mexican Grill	2,578	12/08	61,872	24.00
Advance America	1,440	12/08	34,560	24.00
Happy Nails Spa	1,300	12/08	27,235	20.95
Fantasy Nails	1,200	12/08	27,600	23.00
Sally Beauty	1,600	01/09	35,200	22.00
H & R Block	2,000	01/09	47,000	23.50
Sport Clips	1,406	01/09	31,494	22.40
New York Subway	1,500	01/09	33,750	22.50
Roly Poly Rolled Sandwiches	1,200	01/09	29,100	24.25
Rice Boxx Asian Cafe	2,504	03/09	65,104	26.00
T-Mobile	1,873	04/09	45,345	24.21
The Mattress Firm	6,000	05/09	147,000	24.50
Old Navy	14,800	05/09	206,460	13.95
Wing Pit	1,807	08/09	45,175	25.00
Wells Fargo Bank	1,818	08/09	45,450	25.00
T.J. Maxx	28,000	09/13	259,000	9.25
Pier 1 Imports	9,500	09/13	152,000	16.00
Famous Footwear	10,000	10/13	145,000	14.50
Mattress Giant	4,553	12/13	104,719	23.00
Hollywood Video	6,350	01/14	125,984	19.84
Cost Plus World Market	18,300	01/14	228,750	12.50
Oshman's Sporting Goods	50,000	01/14	500,000	10.00
Bed, Bath & Beyond	24,000	01/14	234,000	9.75
Cicero Pizza	3,000	02/14	66,000	22.00
Michaels	21,163	02/14	222,212	10.50
Best Buy	30,571	01/15	360,126	11.78

In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Potential Property Acquisitions

We are currently considering acquiring the properties listed below. Our decision to acquire these properties will generally depend upon:

  no material adverse change occurring relating to the properties, the tenants or in the local economic conditions;
  our receipts of sufficient net proceeds from this offering and financing proceeds to make these acquisition; and
  our receipt of satisfactory due diligence information including appraisals, environmental reports and lease information.

Other properties may be identified in the future that we may acquire before or instead of these properties. We cannot guarantee that we will complete these acquisitions.

In evaluating these properties as potential acquisitions and determining the appropriate amount of consideration to be paid for each property, we have considered a variety of factors including, overall valuation of net rental income, location, demographics, quality of tenant, length of lease, price per square foot, occupancy and the fact that overall rental rate at the shopping center is comparable to market rates. We believe that these properties are well located, have acceptable roadway access, are well maintained and have been professionally managed. These properties will be subject to competition from similar shopping centers within their market area, and their economic performance could be affected by changes in local economic conditions. We did not consider any other factors materially relevant to our decision to acquire these properties.

Poinciana Place, Kissimmee, Florida

We anticipate purchasing an existing shopping center known as Poinciana Place, containing 107,139 gross leasable square feet. The center is located at Highway 192 and SR 535 in Kissimmee, Florida.

We anticipate purchasing this property from an unaffiliated third party. Our total acquisition cost is expected to be approximately $14,850,000. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost is expected to be approximately $139 per square foot of leasable space.

We anticipate purchasing this property with our own funds. However, we expect to place financing on the property at a later date.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

One tenant, Publix, leases more than 10% of the total gross leasable area of the property. The lease with this tenant requires the tenant to pay base annual rent on a monthly basis as follows:
Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To

Publix	56,000	52	7.25	06/88	06/08

For federal income tax purposes, the depreciable basis in this property will be approximately $11,138,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

Poinciana Place was built in 1988 and redeveloped in 2004. As of October 1, 2004, this property was 100% occupied, with a total 107,139 square feet leased to 18 tenants. The following table sets forth certain information with respect to those leases:
	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)

H.W. Lockner, Inc.	3,297	04/07	45,004	13.65
Publix	56,000	06/08	406,000	7.25
Coast Dental Services, Inc.	3,226	08/08	82,932	25.54
Blockbuster Video	5,000	06/09	90,000	18.00
Alber Investments	2,160	06/09	38,880	18.00
Elite Vacations, Inc.	2,972	07/09	65,384	22.00
Nailstyle Salon & Spa	1,427	07/09	28,540	20.00
Rita Rector	643	08/09	5,466	8.50
Vista Investments Enterprise, Inc.	4,755	08/09	66,570	14.00
Timescape Resorts, LLC	7,251	08/09	50,757	7.00
Pizzeria Mashka, Inc.	1,609	09/09	38,616	24.00
Faz Corporation	1,542	09/09	30,840	20.00
Sunstate Gifts, Inc.	1,532	09/09	30,640	20.00
Gemstone Properties, LLC	1,432	09/09	27,280	19.00
Phu Lock of Kissimmee, Inc.	1,096	09/09	21,920	20.00
Cave Run Eagles, LLC	3,324	09/09	59,832	18.00
Oriental Pearl	2,791	07/14	55,820	20.00
Smokey Bones	7,082	08/14	120,000	16.94

In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Five Forks, Simpsonville, South Carolina

We anticipate purchasing an existing shopping center known as Five Forks, containing 64,173 gross leasable square feet. The center is located at Woodruff Road and Batesville Road in Simpsonville, South Carolina.

We anticipate purchasing this property from an unaffiliated third party. Our total acquisition cost is expected to be approximately $8,150,000. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost is expected to be approximately $127 per square foot of leasable space.

We anticipate purchasing this property with our own funds. However, we expect to place financing on the property at a later date.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

One tenant, Bi-Lo, leases more than 10% of the total gross leasable area of the property. The lease with this tenant requires the tenant to pay base annual rent on a monthly basis as follows:
Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To

Bi-Lo	46,673	73	8.71	10/99	10/19

For federal income tax purposes, the depreciable basis in this property will be approximately $6,113,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

Five Forks was built in 1999. As of October 1, 2004, this property was 100% occupied, with a total 64,173 square feet leased to nine tenants. The following table sets forth certain information with respect to those leases:
	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)

Prime Communications	1,200	07/04	16,200	13.50
Postal Annex	1,600	11/04	22,400	14.00
Blockbuster Video	3,500	10/05	56,000	16.00
El Jalisco	4,000	10/05	48,000	12.00
Hodges DMD	2,100	11/05	29,400	14.00
Oxford Cleaners	1,500	10/05	21,750	14.50
Summer Sun Adv.	2,000	12/06	28,000	14.00
Cost Cutters	1,600	12/06	22,400	14.00
Bi-Lo	46,673	10/19	406,522	8.71

In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Gurnee Town Center, Gurnee, Illinois

We anticipate purchasing an existing shopping center known as Gurnee Town Center, containing 179,840 gross leasable square feet. The center is located at 7105 Grand Avenue in Gurnee, Illinois.

We anticipate purchasing this property from an unaffiliated third party. Our total acquisition cost is expected to be approximately $44,300,000. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost is expected to be approximately $246 per square foot of leasable space.

We anticipate purchasing this property with our own funds. However, we expect to place financing on the property at a later date.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

Four tenants, Linens 'N Things, Old Navy, Borders, Inc. and Cost Plus, Inc., each lease more than 10% of the total gross leasable area of the property. The leases with these tenants require the tenants to pay base annual rent on a monthly basis as follows:
			Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To

Linens 'N Things	34,075	19	11.47	12/00	01/11

Old Navy	25,090	14	14.00	02/01	01/06

			Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To

Borders Books & Music	24,878	14	16.00	10/00	01/21

Cost Plus World Market	18,300	10	14.00	10/00	01/11

For federal income tax purposes, the depreciable basis in this property will be approximately $33,225,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

Gurnee Towne Center was built during 2002. As of October 1, 2004, this property was 96% occupied, with a total 172,290 square feet leased to 26 tenants. The following table sets forth certain information with respect to those leases:
	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)

Oreck Floor Care Centers	1,600	07/05	35,200	22.00
Earthly Goods	2,300	12/05	42,550	18.50
Old Navy	25,090	01/06	351,260	14.00
Quizno's Classic Subs	1,600	02/06	44,800	28.00
Famous Footwear	8,650	01/06	155,700	18.00
Hallmark Creations	6,405	02/06	115,290	18.00
Salon Bliss	1,785	04/06	48,195	27.00
Supercuts	1,200	05/06	33,600	28.00
After Hours Formalwear	1,050	06/06	31,500	30.00
Cali Nails	1,000	11/06	30,000	30.00
Towne Vision Center	1,360	12/06	40,800	30.00
RadioShack	2,700	01/07	81,000	30.00
Slott's Hots	2,000	09/07	67,900	33.95
Linens 'N Things	34,075	01/11	391,000	11.47
Cost Plus World Market	18,300	01/11	256,200	14.00
PPG Architectural Finishes	4,000	01/11	76,000	19.00
AT & T Wireless	2,800	01/11	72,800	26.00
Panda Express	2,240	02/11	62,720	28.00
Starbucks	2,500	03/11	75,000	30.00
Signature	1,600	04/11	48,000	30.00
Bedding Experts	3,500	04/11	105,000	30.00
Giordano's	3,200	07/11	96,000	30.00
Bath & Body Works	2,340	01/12	51,480	22.00
The Avenue	5,250	01/13	94,500	18.00
Pier 1 Imports	10,867	02/14	217,340	20.00
Borders Books & Music	24,878	01/21	398,048	16.00

In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Fairgrounds Plaza, Middletown, New York

We anticipate purchasing a redeveloped shopping center which will be known as Fairgrounds Plaza, containing 98,021 gross leasable square feet. The center is located at 330 Route 211 East in Middletown, New York.

We anticipate purchasing this property from an unaffiliated third party. Our total acquisition cost is expected to be approximately $27,448,000. These amounts may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost is expected to be approximately $280 per square foot of leasable space.

We intend to purchase this property with our own funds. We are assuming the existing debt in the amount of $16,032,000. The loan requires monthly principal and interest payments at an annual fixed rate of 5.69% and matures February 2013.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

One tenant, Super Stop & Shop, leases more than 10% of the total gross leasable area of the property. The lease with this tenant requires the tenant to pay base annual rent on a monthly basis as follows:
Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To

Super Stop & Shop	59,970	61	28.51	01/03	01/28

For federal income tax purposes, the depreciable basis in this property will be approximately $20,586,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

Fairgrounds Plaza commenced redevelopment construction during 2002 that will be completed in stages by 2005. This property has been in a leasing up phase and seven tenants have executed leases for retail within the shopping center whose leases have not yet commenced. As of October 1, 2004, the property was 68% leased with a total 66,254 square feet leased to three tenants. The following table sets forth certain information with respect to those leases:
	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)

First Union Bank	2,284	09/08	38,828	17.00
Majestic Carpet	4,000	12/14	54,000	13.50
Super Stop & Shop	59,970	01/28	1,710,000	28.51

* Lease term information is based on the estimated date the tenant begins occupancy and is not currently available.

In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Coram Plaza, Coram, New York

We anticipate purchasing a portion of a shopping center, under construction, known as Coram Plaza. This transaction is comprised of 144,301 gross leasable square feet. The center is located on 264 Middle County Road in Coram, New York.

We anticipate purchasing this property from an unaffiliated third party. Our total acquisition cost is expected to be approximately $38,500,000. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost is expected to be approximately $267 per square foot of leasable space.

We intend to purchase this property with our own funds. However, we expect to place financing on the property at a later date.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

One tenant, Stop & Shop, leases more than 10% of the total gross leasable area of the property. The lease with this tenant requires the tenant to pay base annual rent on a monthly basis as follows:
Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To
Stop & Shop	66,194	46	23.91	11/03	10/29

For federal income tax purposes, the depreciable basis in this property will be approximately $28,875,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

Coram Plaza was built in the 1950's with a complete renovation and expansion during 2004. As of October 1, 2004, this property was 89% occupied, with a total 128,419 square feet leased to 20 tenants of which three tenants' leases are anticipated to commence on December 1, 2004. The following table sets forth certain information with respect to those leases:
	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)
Longwood Sports Association	4,000	03/05	68,080	16.75
Plaza Deli	1,440	04/05	27,404	17.68
Family Dollar	8,000	12/05	80,000	8.85
Aqua Hut *	3,300	11/06	50,496	15.30
RFK Furniture & Mattress	7,500	08/07	98,750	13.17
G&M Family Card	2,000	08/07	34,833	17.42
Subway	1,320	08/07	23,718	17.97
Blockbuster Video	3,017	09/07	45,255	15.00
Bridgestone/Firestone	7,398	02/08	24,000	3.51
Middle County Cleaners	1,080	11/09	30,000	27.78
Bella Rama	3,260	08/10	60,679	18.61
Joyce Leslie	8,000	08/10	128,000	16.00
Tan City	1,080	11/10	20,780	19.24
Joann Michael Org Beauty Supply	1,510	03/12	30,962	20.51
Path Liquors	2,500	05/12	61,276	24.51
KYCR Hair & Nails *	1,350	11/12	23,362	17.31
Dunkin Donuts	1,500	08/13	42,000	28.00
Homes 4-Sale Realty	2,800	11/14	60,000	21.43
Ming Chang Cheung	1,170	12/18	30,420	26.00
Stop & Shop	66,194	10/29	1,583,000	23.91

* Rent commencement for these tenants is December 1, 2004.

In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Plaza at Riverlakes, Bakersfield, California

We anticipate purchasing an existing shopping center known as Plaza at Riverlakes, containing 102,836 gross leasable square feet. The center is located at Hageman Road and Calloway Drive in Bakersfield, California.

We anticipate purchasing this property from an unaffiliated third party. Our total acquisition cost is expected to be approximately $17,400,000. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost is expected to be approximately $169 per square foot of leasable space.

We anticipate purchasing this property with our own funds. However, we expect to place financing on the property at a later date.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

One tenant, Ralph's Grocery Store, leases more than 10% of the total gross leasable area of the property. The lease with this tenant requires the tenant to pay base annual rent on a monthly basis as follows:
Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To

Ralph's Grocery Store	58,000	56	6.03	11/01	11/26

For federal income tax purposes, the depreciable basis in this property will be approximately $13,050,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

Plaza at Riverlakes was built during 2001. As of October 1, 2004, this property was 100% occupied, with a total 102,836 square feet leased to 22 tenants. The following table sets forth certain information with respect to those leases:
	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)

Jane's Jewelers	1,170	12/04	23,868	20.40
State Farm Insurance	1,170	12/04	24,300	20.77
Team Gear	1,463	01/06	28,944	19.78
Coldwell Banker	2,260	06/06	45,288	20.04
Movie Gallery	4,800	11/06	100,800	21.00
Pacific West Wireless	1,495	12/06	31,392	21.00
Desired Image Tanning Salon	1,275	02/07	26,772	21.00
Angel Food Donuts	1,268	02/07	24,684	19.47
Supercuts	1,202	02/07	26,916	22.39
One House Martinizing	1,200	04/07	25,956	21.65
Miss Holiday	1,360	06/07	24,480	18.00
R.J.'s at Riverlakes	2,500	08/07	82,932	33.17
Teaze Salon	1,885	10/07	29,748	15.78
Xanders Grill	2,000	10/07	42,012	21.01
Planet Smoothie	1,490	09/09	29,508	19.80
Wells Fargo Financial	1,925	09/09	47,580	24.72
Dewar's Candy Shop	2,885	12/11	48,468	16.80
Baja Fresh Mexican Grill	3,010	03/13	61,404	20.40
Fitness 19	7,200	03/13	127,728	17.74
The UPS Store	1,778	05/13	37,344	21.00
Quick One Chinese	1,500	06/14	30,060	20.04
Ralph's Grocery Store	58,000	11/26	350,004	6.03

In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Shops at Forest Commons, Round Rock, Texas

We anticipate purchasing an existing shopping center known as Shops at Forest Commons, containing 34,756 gross leasable square feet. The center is located at Gattis School Road and CR 12 in Round Rock, Texas.

We anticipate purchasing this property from an unaffiliated third party. Our total acquisition cost is expected to be approximately $7,505,000. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost is expected to be approximately $216 per square foot of leasable space.

We anticipate purchasing this property with our own funds and assumption of the existing mortgage debt on the property. The outstanding balance on the mortgage debt is expected to be $5,250,000. This loan requires monthly principal and interest payments based on a fixed interest rate of 6.34% per annum. The loan matures in September 2013.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

One tenant, Blockbuster Video, leases more than 10% of the total gross leasable area of the property. The lease with this tenant requires the tenant to pay base annual rent on a monthly basis as follows:
Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To
Blockbuster Video	4,000	12	18.00	01/03	12/07

For federal income tax purposes, the depreciable basis in this property will be approximately $5,628,800. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

Shops at Forest Commons was built during 2002. As of October 1, 2004, this property was 100% occupied, with a total 34,756 square feet leased to 16 tenants. The following table sets forth certain information with respect to those leases:
	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)

Scap Stop	2,226	09/07	40,068	18.00
Austin's Pizza	1,442	11/07	25,956	18.00
Subway	1,602	11/07	28,836	18.00
Blockbuster Video	4,000	12/07	72,000	18.00
Moondance Wine and Spirit	3,162	12/07	56,916	18.00
Post Net	1,522	12/07	28,920	19.00
Reid's Cleaners	1,242	12/07	22,356	18.00
Nail & Skin	1,362	12/07	27,240	20.00
Cost Cutters	1,522	01/08	27,396	18.00
TCBY	1,282	01/08	25,644	20.00
Common Grounds (Coffee House)	2,228	04/08	40,104	18.00
Bamboo Cafe	2,721	05/08	54,420	20.00
Niblocks ATA Black B	2,424	07/08	43,632	18.00
VP Salon & Gifts	2,684	09/08	48,312	18.00
Cardsmart	2,645	11/09	47,610	18.00
St. David's	2,692	05/10	48,456	18.00

In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Plan of Distribution

The following new subsection is inserted at the end of this section on page 148 of our prospectus.

Update

The following table updates shares sold in our offering as of October 20, 2004:
		Gross	Commission and fees	Net
	Shares	proceeds ($)	($) (1)	proceeds ($)

From our advisor	20,000	200,000	-	200,000

Our offering began September 15, 2003:	159,661,485	1,596,534,863	161,077,661	1,435,457,202

Shares sold pursuant to our distribution reinvestment program	2,041,463	19,393,903	-	19,393,903

	161,722,948	1,616,128,766	161,077,661	1,455,051,105

(1) Inland Securities Corporation serves as dealer manager of this offering and is entitled to receive selling commissions and certain other fees, as discussed further in our prospectus.